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                                                                    EXHIBIT 99.2

                            [CANJI, INC. LETTERHEAD]

                                                               December 29, 1995

Dear Stockholder:

     You are invited and urged to attend a Special Meeting of Stockholders of Canji, Inc. ("Canji") to be held at 3030 Science Park Road, Suite 302, San Diego, California 92121, on Thursday, February 1, 1996, at 10:00 a.m.


     At the Special Meeting you will be asked to vote on a proposal (the "Canji Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of December 8, 1995 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly-owned subsidiary ("Subcorp") of Schering-Plough Corporation ("Schering-Plough") with and into Canji. Upon consummation of the Merger, among other things, Canji will become a wholly-owned subsidiary of Schering-Plough, and Canji stockholders will be entitled to receive for each share of Canji common stock and Canji preferred stock held by them the Merger Consideration, consisting of (i) a number of Schering-Plough common shares determined pursuant to the share exchange formula set forth in the Merger Agreement, which shares are expected to be listed on the New York Stock Exchange, and (ii) one Participation Right of Schering-Plough, representing the right to receive a pro rata share of a specified percentage of net sales, if any, subject to certain adjustments, generated from certain Canji p53 gene technology, as further described in the accompanying Proxy Statement/Prospectus. Holders of outstanding, exercisable warrants to purchase Canji common stock and Canji preferred stock will be entitled to receive the Merger Consideration for such warrants upon consummation of the Merger in the manner described in the accompanying Proxy Statement/Prospectus. In addition, upon consummation of the Merger, exercisable options to purchase Canji common stock and/or Canji preferred stock will be canceled to the extent not theretofore exercised.



     The share exchange formula is described in the accompanying Proxy Statement/Prospectus, but provides generally that each Canji stockholder will receive Schering-Plough common shares having a value of approximately $5.06 per share of Canji capital stock. This approximate value is based upon approximately 10,761,693 shares of Canji capital stock, on a fully-diluted basis, to be canceled in the Merger.


     The value of the Participation Rights to be issued in the Merger is entirely dependent upon the success of Schering-Plough in developing and commercializing Canji's p53 gene technology. If Schering-Plough does not develop and commercialize a successful product using Canji's p53 gene technology, the Participation Rights will have no value. If Schering-Plough develops and commercializes a successful product, each Participation Right will produce a cash flow. The ultimate cash flow to the Canji stockholders from this future income stream is highly speculative, and there can be no assurance that any income will ever be generated based upon this technology.


     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.


     The Board of Directors of Canji has carefully considered the terms and conditions of the proposed Merger. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CANJI AND THE CANJI STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT CANJI STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY VOTING FOR THE CANJI MERGER PROPOSAL.

     Pursuant to Delaware law and Canji's Certificate of Incorporation, approval of the Canji Merger Proposal, and thereby the Merger, requires the affirmative vote of the holders of (i) a majority of the outstanding shares of Canji common stock and Canji preferred stock entitled to vote, voting together as a single class, and (ii) seventy percent (70%) of the outstanding shares of Canji preferred stock entitled to vote,
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voting together as a single class. Such approval will constitute approval of payment of the Merger Consideration to all Canji stockholders on an equal, pro rata basis, in lieu of and without any preference being paid to the holders of Canji preferred stock.



     In view of the importance of the action to be taken at this Special Meeting of Canji stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus, including the annexes thereto, which also include information on Schering-Plough and Canji. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.


                                          Sincerely,

                                          CANJI, INC.

                                          M. Blake Ingle
                                          Chairman of the Board and
                                            Chief Executive Officer

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                                  CANJI, INC.


                       3030 SCIENCE PARK ROAD, SUITE 302


                          SAN DIEGO, CALIFORNIA 92121


                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



                          TO BE HELD FEBRUARY 1, 1996


                            ------------------------


To the Stockholders of Canji, Inc.:



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Canji, Inc., a Delaware corporation ("Canji"), will be held on Thursday, February 1, 1996, at 10:00 a.m., local time, at 3030 Science Park Road, Suite 302, San Diego, California, for the following purposes:



     1. To consider and vote on a proposal (the "Canji Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of December 8, 1995 (the "Merger Agreement"), by and among Canji, Schering-Plough Corporation, a New Jersey corporation ("Schering-Plough"), and Canji Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Schering-Plough ("Subcorp"), pursuant to which, among other things, (i) Subcorp will be merged with and into Canji with the result that Canji becomes a wholly-owned subsidiary of Schering-Plough, and (ii) each issued and outstanding share (other than shares held, directly or indirectly, by Canji, Subcorp or any parent of Subcorp, if any, which will be canceled, and other than shares as to which dissenters' rights have been perfected) of Canji common stock, par value $0.01 per share ("Canji Common Stock") and of Canji preferred stock, par value $0.01 per share ("Canji Preferred Stock," and together with Canji Common Stock, "Canji Capital Stock"), will be converted into the Merger Consideration, consisting of (x) a number of Schering-Plough common shares, par value $1.00 per share, as determined pursuant to the share exchange formula set forth in the Merger Agreement and (y) one Participation Right of Schering-Plough. Approval and adoption of the Canji Merger Proposal by seventy percent (70%) of the outstanding shares of Canji Preferred Stock entitled to vote at the meeting, voting together as a single class, will also constitute approval and adoption of the amendment of Canji's Certificate of Incorporation to eliminate the liquidation preferences of the Canji Preferred Stock. Such approval by holders of Canji Preferred Stock is a condition to the consummation of the Merger and the consummation of the Merger is a condition to the effectiveness of the amendment. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.



     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.



     The Board of Directors has fixed the close of business on December 26, 1995, as the record date for the determination of the holders of Canji Capital Stock entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. The Canji Merger Proposal requires the affirmative vote of the holders of (i) a majority of the outstanding shares of Canji Capital Stock entitled to vote at the meeting, voting together as a single class, and
(ii) seventy percent (70%) of the outstanding shares of Canji Preferred Stock entitled to vote at the meeting, voting together as a single class. The executive officers and Directors of Canji and certain of their affiliates have expressed an intention to vote in favor of the Canji Merger Proposal.



     Information regarding the Merger and related matters is contained in the accompanying Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice. Stockholders of Canji will be entitled to dissent from the Merger and to assert appraisal rights under Section 262 of the Delaware General Corporation Law which is attached as Annex B to, and summarized under "Rights of Dissenting Stockholders" in, the accompanying Proxy Statement/Prospectus.



     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

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     THE BOARD OF DIRECTORS OF CANJI HAS UNANIMOUSLY DETERMINED THAT THE TERMS
OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CANJI AND THE CANJI STOCKHOLDERS. ACCORDINGLY, THE CANJI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY VOTING FOR THE CANJI MERGER PROPOSAL.



                                          By Order of the Board of Directors



                                          T. Knox Bell


                                            Secretary



San Diego, California


December 29, 1995



            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.


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